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                                                                   EXHIBIT 99.19







             SECOND AMENDED AND RESTATED RECAPITALIZATION AGREEMENT

                                  BY AND AMONG

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.,

                              MALIBU CENTERS, INC.,

                        NOMURA ASSET CAPITAL CORPORATION,

                        PARTNERSHIP ACQUISITION TRUST V,

                               MEI HOLDINGS, L.P.,

                                       AND

                                SZ CAPITAL, L.P.


                            DATED AS OF JULY 20, 1999


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                                TABLE OF CONTENTS


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ARTICLE 1  DEFINITIONS............................................................................................1

   SECTION 1.1.  DEFINITIONS......................................................................................1

ARTICLE 2  SALES OF SERIES AA PREFERRED STOCK TO SZ; CONVERSION OF BALANCE OF MALIBU-SZ LOAN INTO SERIES
AA PREFERRED STOCK...............................................................................................10

   SECTION 2.1   INITIAL SALE AND PURCHASE OF SERIES AA PREFERRED STOCK..........................................10
   SECTION 2.2   SUBSEQUENT SALES AND PURCHASES OF SHARES OF SERIES AA PREFERRED STOCK...........................10
   SECTION 2.3   CONVERSION OF BALANCE OF MALIBU-SZ LOAN INTO SERIES AA PREFERRED STOCK..........................12
   SECTION 2.4   LEGENDS.........................................................................................12

ARTICLE 3  PREPAYMENT OF PORTION OF MCI-NOMURA LOAN; RELEASE OF COLLATERAL FOR MCI-NOMURA LOAN AND
MEIH-NOMURA LOAN; CONVERSION OF REMAINING BALANCE OF MCI-NOMURA LOAN AND BALANCE OF MEIH-NOMURA LOAN
INTO SERIES BB PREFERRED STOCK; ISSUANCE OF COMMON STOCK TO TRUST; PREEMPTIVE RIGHTS.............................12

   SECTION 3.1   PREPAYMENT OF MCI-NOMURA LOAN BY THE NOMURA PREPAYMENT AMOUNT AND RELEASE OF COLLATERAL.........12
   SECTION 3.2   PURCHASE OF MCI-NOMURA LOAN BY COMPANY CONVERSION OF REMAINING BALANCE OF MCI-NOMURA
   LOAN INTO SERIES BB PREFERRED STOCK AND CANCELLATION OF MCI-NOMURA LOAN.......................................13
   SECTION 3.3   CONVERSION OF BALANCE OF MEIH-NOMURA LOAN INTO SERIES BB PREFERRED STOCK........................14
   SECTION 3.4   ISSUANCE AND TRANSFER OF COMMON STOCK TO TRUST..................................................15
   SECTION 3.5   PREEMPTIVE RIGHTS...............................................................................17
   SECTION 3.6   LEGENDS.........................................................................................18

ARTICLE 4  CONVERSION OF REMAINING BALANCE OF MALIBU-MEIH LOANS INTO SERIES CC PREFERRED STOCK; SUBSEQUENT
ISSUANCE OF SERIES CC PREFERRED STOCK............................................................................19

   SECTION 4.1   CONVERSION OF BALANCE OF MALIBU-MEIH LOAN INTO SERIES CC PREFERRED STOCK........................19
   SECTION 4.2   MEIH DISCRETIONARY PURCHASE.....................................................................19
   SECTION 4.3   LEGENDS.........................................................................................19
   SECTION 4.4   MEIH WARRANT....................................................................................19

ARTICLE 5  REPRESENTATIONS AND WARRANTIES........................................................................20

   SECTION 5.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MCI...........................................20
   SECTION 5.2.  REPRESENTATIONS AND WARRANTIES OF LENDERS.......................................................25
   SECTION 5.3.  REPRESENTATIONS AND WARRANTIES OF MEIH..........................................................26

ARTICLE 6  [INTENTIONALLY OMITTED]...............................................................................26

ARTICLE 7  [INTENTIONALLY OMITTED]...............................................................................27

ARTICLE 8  CLOSING...............................................................................................27

   SECTION 8.1  CLOSING..........................................................................................27

ARTICLE 9  POST-CLOSING COVENANTS AND AGREEMENTS.................................................................28

   SECTION 9.1  WORKING CAPITAL STATEMENTS AND BUDGETS...........................................................28
   SECTION 9.2  USE OF PROCEEDS..................................................................................28
   SECTION 9.3  SECURITIES LAWS LIMITATIONS ON DISPOSITIONS OF THE LENDER STOCK..................................28
   SECTION 9.4  [INTENTIONALLY OMITTED]..........................................................................29
   SECTION 9.5  PUBLIC ANNOUNCEMENTS.............................................................................29
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   SECTION 9.6  SECURITIES FILINGS...............................................................................29
   SECTION 9.7  HSR FILINGS......................................................................................29
   SECTION 9.8  FURTHER ASSURANCES...............................................................................29
   SECTION 9.9  AFFILIATE TRANSACTIONS...........................................................................29
   SECTION 9.10 TRUST'S RIGHT TO RECEIVE BOARD OF DIRECTORS' MATERIALS...........................................30
   SECTION 9.11 SALE OF THE COMPANY..............................................................................30
   SECTION 9.12 TAG-ALONG RIGHTS.................................................................................32
   SECTION 9.13 FULL ACCESS......................................................................................33
   SECTION 9.14 PROCEEDINGS AND DOCUMENTS........................................................................33

ARTICLE 10  DEFAULT, TERMINATION, REMEDIES AND INDEMNIFICATION...................................................33

   SECTION 10.1  [INTENTIONALLY OMITTED].........................................................................33
   SECTION 10.2  [INTENTIONALLY OMITTED].........................................................................33
   SECTION 10.3  REMEDIES UPON EVENT OF DEFAULT..................................................................33
   SECTION 10.4  WAIVER..........................................................................................34
   SECTION 10.5  INDEMNIFICATION.................................................................................34

ARTICLE 11  MISCELLANEOUS........................................................................................36

   SECTION 11.1  SURVIVAL........................................................................................36
   SECTION 11.2  SUCCESSORS AND ASSIGNS..........................................................................36
   SECTION 11.3  GOVERNING LAW...................................................................................36
   SECTION 11.4  COUNTERPARTS....................................................................................36
   SECTION 11.5  TITLES AND SUBTITLES............................................................................37
   SECTION 11.6  NOTICES.........................................................................................37
   SECTION 11.7  FINDER'S FEE AND COMMISSIONS....................................................................38
   SECTION 11.8  TRANSACTION COSTS AND OTHER EXPENSES............................................................38
   SECTION 11.9  AMENDMENTS AND WAIVERS..........................................................................38
   SECTION 11.10 SEVERABILITY....................................................................................39
   SECTION 11.11 AGGREGATION OF STOCK............................................................................39
   SECTION 11.12 ENTIRE AGREEMENT................................................................................39
   SECTION 11.13 CONSENTS AND APPROVALS..........................................................................39


EXHIBITS AND SCHEDULES

EXHIBIT "A-1"    Form of Certificate of Designations for Series AA Preferred
                 Stock
EXHIBIT "A-2"    Form of Registration Rights Agreement for Series AA Preferred
                 Stock
EXHIBIT "B-1"    Form of Certificate of Designations for Series BB Preferred
                 Stock
EXHIBIT "B-2"    Form of Registration Rights Agreement for Series BB Preferred
                 Stock
EXHIBIT "C-1"    Form of Certificate of Designations for Series CC Preferred
                 Stock
EXHIBIT "C-2"    Form of Registration Rights Agreement for Series CC Preferred
                 Stock
EXHIBIT "D"      Form of Mutual Release.
EXHIBIT "E"      Form of Stock Purchase Request

SCHEDULE 5.1     Schedule of Exceptions
SCHEDULE 9.9     Affiliate Transactions


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             SECOND AMENDED AND RESTATED RECAPITALIZATION AGREEMENT

     THIS SECOND AMENDED AND RESTATED RECAPITALIZATION AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "AGREEMENT") is dated as of July 20, 1999 (the "EFFECTIVE DATE") by and among MALIBU ENTERTAINMENT WORLDWIDE, INC., a Georgia corporation (the "COMPANY"), MALIBU CENTERS, INC., a Delaware corporation ("MCI"), NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation ("Nomura"), PARTNERSHIP ACQUISITION TRUST V, a Delaware business trust ("TRUST"), MEI HOLDINGS, L.P., a Delaware limited partnership ("MEIH"), and SZ CAPITAL, L.P., a Delaware limited partnership ("SZ"). (The Company, MCI, Nomura, Trust, MEIH and SZ are sometimes collectively referred to herein as the "PARTIES").

                                    RECITALS:

     A. Nomura, MEIH and SZ (collectively with Trust, the "LENDERS") have made loans to the Company and/or MCI and Nomura has made a loan to MEIH.

     B. The Parties have agreed to enter into a series of transactions, including, without limitation, the conversion of the outstanding balances of such loans into preferred stock of the Company, the Company's sale of additional preferred stock to SZ for cash, a partial prepayment of the MCI-Nomura Loan and the issuance by the Company of shares of its common stock to Trust. Such transactions are described in that certain First Amended and Restated Recapitalization Agreement dated as of May 10, 1999 by and among all of the Parties except Trust (the "PRIOR AGREEMENT").

     C. The Parties desire to enter into this Agreement to amend, restate and supersede the Prior Agreement and to set forth certain terms and conditions governing such conversions and other transactions.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth in this Agreement, the Parties hereto hereby amend, restate and supersede the Prior Agreement in its entirety and covenant, agree, represent and warrant as follows:

                                   ARTICLE 1

                                   DEFINITIONS

     Section 1.1. Definitions. The capitalized terms used in this Agreement will have the meanings set forth in this Section 1.1. Any of the terms defined in this Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural.


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     "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgements, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "APPLICABLE RATE" means a rate equal to eight percent (8%) per annum.

     "APPROVED SALE" has the meaning given to such term in Subsection 9.11(a).

     "BALANCE" means, with respect to any Loan, the outstanding principal amount of such Loan together with all interest accrued and unpaid thereon and all other sums due to the Lender thereof in respect of such Loan under the applicable Loan Documents on the Closing Date.

     "BOARD INFORMATION" has the meaning given to such term in Subsection 9.10.

     "BUDGET" has the meaning given to such term in Subsection 9.1(b).

     "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which national banks in Dallas, Texas are not open for business.

     "CERTIFICATES OF DESIGNATION" means, collectively, the Certificates of Designation relating to the Preferred Stock attached hereto as Exhibits A-1, B-1 and C-1.

     "CLOSING" has the meaning given to such term in Section 8.1.

     "CLOSING DATE" has the meaning given to such term in Section 8.1.

     "COMMON STOCK" means the common stock, no par value, of the Company.

     "COMPANY" has the meaning given such term in the first paragraph of this Agreement.

     "EFFECTIVE DATE" has the meaning given such term in the first paragraph of this Agreement.

     "ENCUMBRANCES" means any liens, claims, charges, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests.

     "EVENT OF DEFAULT" means, with respect to any Party to this Agreement, (i) any representation or warranty of such Party contained in this Agreement or in any other Transaction Document shall not have been true and correct in all material respects when made, (ii) such Party


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shall not have complied in all material respects with any obligation, covenant or agreement contained in this Agreement or in any other Transaction Document that is to be complied with by it, or (iii) such Party makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization (and in the case of any such proceeding instituted against such Party, such proceeding is not dismissed within sixty
(60) days thereafter); provided, however, that in the case of events described in clause (i) or (ii) of this sentence, the non-defaulting Party shall have notified the defaulting Party of such default and shall have given the defaulting Party the opportunity to cure any breach of this Agreement or any other Transaction Document (if and to the extent curable) during the period commencing with the date of such notice and ending (a) ten (10) days after the date of any notice delivered prior to or at the Closing, (b) three (3) days after the date of any notices delivered after the Closing if the default consists of any Party's failure to pay any monetary sum due to the other Party under this Agreement or any other Transaction Document or (c) thirty (30) days after the date of any notice delivered after the Closing in the case of all other defaults.

     "EXEMPTED ISSUANCE" has the meaning given such term in Subsection 3.5(c).

     "EXIT DATE" means December 31, 2000.

     "FISCAL YEAR" means each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

     "FOOTHILL CONSENT" means the written consent of Foothill Capital Corporation to the transactions contemplated by this Agreement.

     "FOOTHILL LOAN" means the indebtedness of the Company described in that certain Consolidated, Amended and Restated Loan and Security Agreement dated as of August 22, 1996 by and among the Company, various Subsidiaries of the Company and Foothill Capital Corporation, as the same may be increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFYING PARTY" has the meaning given to such term in Subsection 10.5(c).

     "INITIAL SERIES AA PURCHASE PRICE" means the excess of (i) the Nomura Prepayment Amount over (ii) the Sale-Leaseback Net Proceeds.


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     "INITIAL SERIES AA SHARES" has the meaning given to such term in Section
2.2.

     "LENDERS" has the meaning given such term in the Recitals of this Agreement.

     "LENDER INDEMNIFIED PARTIES" has the meaning given to such term in Subsection 10.5(a).

     "LENDER STOCK" means, collectively, all shares of Preferred Stock and/or Common Stock that may be issued to one or more of the Lenders pursuant to this Agreement, including, without limitation, the shares of Common Stock to be issued upon conversion of the Series AA Preferred Stock and Series CC Preferred Stock.

     "LIQUIDATION PREFERENCE" means the liquidation preference of $100,000 for each series of Preferred Stock.

     "LOANS" means, collectively, the MEIH-Nomura Loan, the MCI-Nomura Loan, the Malibu-MEIH Loans and the Malibu-SZ Loan, as evidenced by and described in the Loan Documents.

     "LOAN DOCUMENTS" means, collectively, the MEIH-Nomura Loan Documents, the MCI-Nomura Loan Documents, the Malibu-MEIH Loan Documents and the Malibu-SZ Loan Documents.

     "MALIBU-MEIH LOANS" means the unsecured indebtedness of the Company evidenced by the Malibu-MEIH Notes, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MALIBU-MEIH LOAN DOCUMENTS" means, collectively, all instruments and documents representing, evidencing, securing or relating to the Malibu-MEIH Loans, including, without limitation, the Malibu-MEIH Notes and any deeds of trust, mortgages, security agreements or financing statements securing the Malibu-MEIH Loans, all as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MALIBU-MEIH NOTES" means, collectively, (i) that certain Third Amended and Restated Subordinated Convertible Promissory Note dated as of January 20, 1999 executed by the Company and made payable to the order of MEIH in the original principal sum of up to $65,000,000, and (ii) that certain Second Amended and Restated Promissory Note dated as of January 20, 1999 executed by the Company and made payable to the order of MEIH in the original principal sum of up to $10,000,000, as each may be increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MALIBU-SZ LOAN" means the unsecured indebtedness of the Company to SZ evidenced by the Malibu-SZ Note, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MALIBU-SZ LOAN DOCUMENTS" means, collectively, all instruments and documents representing, evidencing, securing or relating to the Malibu-SZ Loan, including, without limitation, the Malibu-SZ Note and any deeds of trust, mortgages, security agreements or


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financing statements securing the Malibu-SZ Loan, all as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MALIBU-SZ NOTE" means that certain Subordinated Convertible Promissory Note dated as of November 16, 1998 executed by the Company and made payable to the order of SZ in the original principal sum of up to $30,000,000, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MATERIAL ADVERSE CHANGE" means, as compared to the facts and circumstances as of December 31, 1998, any material adverse change in the business (as currently conducted or as proposed to be conducted), operations, assets, value, financeability, marketability, condition, affairs or prospects), assets, or financial condition of the Company and its Subsidiaries, taken as a whole, financial or otherwise, or (ii) any actual or potential insolvency, bankruptcy or other impairment in any material respect of the ability of the Company to perform, or of any Party to enforce, the Company's obligations under this Agreement and the other Transaction Documents.

     "MATERIAL ADVERSE EFFECT" means (i) any material adverse effect on the business (as currently conducted or as proposed to be conducted), operations, assets, value, financeability, marketability, condition, affairs or prospects), assets, or financial condition of the Company and its Subsidiaries, taken as a whole, financial or otherwise, or (ii) any actual or potential insolvency, bankruptcy or other impairment in any material respect of the ability of the Company to perform, or of any Lender to enforce, the Company's obligations under this Agreement and the other Transaction Documents.

     "MCI" has the meaning given such term in the first paragraph of this Agreement.

     "MCI GUARANTY" means that certain Guaranty dated as of June 27, 1997 executed by MCI for the benefit of Nomura to secure the MEIH-Nomura Loan, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MCI-NOMURA LOAN" means the indebtedness of MCI to Nomura evidenced by the MCI-Nomura Note, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time. The MCI-Nomura Loan is secured by the Parks and other collateral and is guaranteed by MEIH pursuant to the MEIH Guaranty.

     "MCI-NOMURA LOAN DOCUMENTS" means, collectively, all instruments and documents representing, evidencing, securing or relating to the MCI-Nomura Loan, including, without limitation, the MCI-Nomura Note, the MEIH Guaranty and any deeds of trust, mortgages, security agreements or financing statements securing the MCI-Nomura Loan, all as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MCI-NOMURA NOTE" means that certain Promissory Note dated as of June 27, 1997 executed by MCI and made payable to the order of Nomura in the original principal sum of $21,390,375, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MEIH" has the meaning given such term in the first paragraph of this Agreement.


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     "MEIH GUARANTY" means that certain Guaranty dated as of June 27, 1997 executed by MEIH for the benefit of Nomura to secure the MCI-Nomura Loan, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MEIH-NOMURA LOAN" means the indebtedness of MEIH to Nomura evidenced by the MEIH-Nomura Note, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time. The MEIH-Nomura Loan is secured by the MEIH Pledged Common Stock and is guaranteed by MCI pursuant to the MCI Guaranty.

     "MEIH-NOMURA LOAN DOCUMENTS" means, collectively, all instruments and documents representing, evidencing, securing or relating to the MEIH-Nomura Loan, including, without limitation, the MEIH-Nomura Note, the MCI Guaranty and any deeds of trust, mortgages, security agreements or financing statements securing the MEIH-Nomura Loan, all as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MEIH-NOMURA NOTE" means that certain Amended and Restated Promissory Note dated as of May 8, 1998 executed by MEIH and made payable to the order of Nomura in the original principal sum of $20,000,000, as increased, amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MEIH PLEDGED COMMON STOCK" means the 38,323,513 shares of Common Stock pledged by MEIH to Nomura as collateral for the MEIH-Nomura Loan and the MEIH Guaranty.

     "MEIH SUBORDINATION AGREEMENT" means that certain Second Amended and Restated Subordination Agreement dated as of January 20, 1999 by and between the Company and MEIH, as amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MEIH WARRANT" means that certain Warrant issued to MEIH for shares of Common Stock of Mountasia Entertainment International, Inc. dated August 28, 1996 and as amended by Section 4.4 of this Agreement.

     "MUTUAL RELEASE" means that certain Mutual Release to be dated as of the Closing Date by and among the Parties (except Trust) having the terms and in the form set forth in Exhibit "D" and made a part hereof for all purposes.

     "NEWLY ISSUED STOCK" has the meaning given such term in Subsection 3.5(a).

     "NOMURA" has the meaning given such term in the first paragraph of this Agreement.

     "NOMURA PREPAYMENT AMOUNT" means the sum of (i) $11,400,000 plus (ii) all costs and expenses reasonably incurred by Nomura and the Trust in connection with the Transactions.

     "NOTES" means, collectively, the MEIH-Nomura Note, the MCI-Nomura Note, the Malibu-MEIH Notes, and the Malibu-SZ Note, as evidenced by and described in the Loan Documents.



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

     "PARKS" means, collectively, (i) the SpeedZone park located in Puente Hills, California and owned by MCI, and (ii) the Mountasia of Willowbrook park located in Willowbrook (Houston), Texas, which parks are more particularly described in the MCI-Nomura Loan Documents.

     "PARTIES" has the meaning given such term in the first paragraph of this Agreement.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     "PREEMPTIVE ISSUANCE" has the meaning given such term in Subsection 3.5(a).

     "PREEMPTIVE NOTICE" has the meaning given such term in Subsection 3.5(b).

     "PREEMPTIVE REPLY" has the meaning given such term in Subsection 3.5(b).

     "PREFERRED STOCK" means, collectively, all capital stock of the Company that at any time is senior in right of dividends to the Common Stock, including, without limitation, to the extent then outstanding, the Series AA Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock.

     "PRIOR AGREEMENT" has the meaning given such term in the Recitals of this Agreement.

     "PROPOSED PURCHASER" has the meaning given such term in Subsection 9.12(b).

     "REGISTRATION RIGHTS AGREEMENTS" means, collectively, the Series AA Registration Rights Agreement, the Series BB Registration Rights Agreement and the Series CC Registration Rights Agreement.

     "SALE-LEASEBACK AGREEMENTS" means, collectively, those certain Purchase Agreements and Escrow Instructions dated as of May 5, 1999 by and between MCI and the Krausz Companies, Inc. pursuant to which, among other things, MCI has agreed to sell and lease back the Parks, as amended, restated, replaced, supplemented or otherwise modified from time to time.

     "SALE-LEASEBACK NET PROCEEDS" means the net proceeds realized by MCI from the Sale-Leaseback Transaction following the payment of all closing costs and other costs and expenses incurred by MCI in connection with the Sale-Leaseback Transaction.

     "SALE-LEASEBACK TRANSACTION" means MCI's sale and lease back of the Parks and the other transactions contemplated by the Sale-Leaseback Agreement.

     "SEC" means the U.S. Securities and Exchange Commission.


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

     "SEC DOCUMENTS" means all forms, reports and documents filed or to have been filed by the Company with the SEC.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SERIES AA APPROVAL" has the meaning given to such term in the Certificate of Designation for Series AA Preferred Stock.

     "SERIES AA PREFERRED STOCK" means the preferred stock of the Company having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof as are set forth in the Certificate of Designation attached as Exhibit "A-1" and made a part hereof for all purposes.

     "SERIES AA REGISTRATION RIGHTS AGREEMENT" means a registration rights agreement to be dated as of the Closing Date by and among the Company and SZ having the terms and in the form set forth in Exhibit "A-2" and made a part hereof for all purposes.

     "SERIES BB APPROVAL" has the meaning given to such term in the Certificate of Designation for Series BB Preferred Stock.

     "SERIES BB PREFERRED STOCK" means the preferred stock of the Company having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof as are set forth in the Certificate of Designation attached as Exhibit "B-1" and made a part hereof for all purposes.

     "SERIES BB REGISTRATION RIGHTS AGREEMENT" means a registration rights agreement to be dated as of the Closing Date by and among the Company and Trust having the terms and in the form set forth in Exhibit "B-2" and made a part hereof for all purposes.

     "SERIES CC PREFERRED STOCK" means the preferred stock of the Company having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof as are set forth in the Certificate of Designation attached as Exhibit "C-1" and made a part hereof for all purposes.

     "SERIES CC REGISTRATION RIGHTS AGREEMENT" means a registration rights agreement to be dated as of the Closing Date by and among the Company and MEIH having the terms and in the form set forth in Exhibit "C-2" and made a part hereof for all purposes.

     "SIGNIFICANT TRANSFER" has the meaning given such term in Subsection
9.12(a).

     "STANDSTILL AGREEMENT" means that certain Standstill Agreement, dated as of August 28, 1996, between Mountasia Entertainment International, Inc. and MEIH.


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

     "STOCK PURCHASE REQUEST" means a notice delivered by the Company to SZ in the form attached as Exhibit "E" hereto, requesting SZ to purchase shares of Series AA Preferred Stock. Stock Purchase Requests may be delivered prior to the Closing Date.

     "SUBSIDIARIES" means any corporation, limited liability company, partnership or other entity whose outstanding equity interests are owned 50% or more by the Company, by the Company and one or more Subsidiaries or by one or more Subsidiaries or which is otherwise controlled directly or indirectly by the Company to the extent necessary to require consolidation of its annual statements with those of the Company for financial reporting purposes in accordance with GAAP.

     "SZ" has the meaning given such term in the first paragraph of this Agreement.

     "TAG-ALONG ACCEPTANCE NOTICE" has the meaning given in Subsection 9.12(b).

     "TAG-ALONG RIGHT" has the meaning given in Subsection 9.12(a).

     "TAG-ALONG RIGHTHOLDER" has the meaning given in Subsection 9.12(a).

     "TAG-ALONG SALE NOTICE" has the meaning given in Subsection 9.12(b).

     "TAG-ALONG SELLER" has the meaning given in Subsection 9.12(b).

     "THIRD PARTY CLAIM" has the meaning given to such term in Subsection
10.5(c).

     "TRANSACTION COSTS" means all reasonable costs and expenses paid or payable (including reasonable attorney fees) by the Company or any other Party with respect to the negotiation, execution, delivery, Closing and performance of this Agreement.

     "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Certificates of Designation, the Registration Rights Agreements, the Mutual Release and the other instruments and documents executed by the Parties in connection with the Transactions, all as same may thereafter be amended, supplemented or otherwise modified from time to time.

     "TRANSACTIONS" means the transactions contemplated by this Agreement.

     "TRANSFER" means a transfer, sale, assignment, pledge, hypothecation or other disposition, by any Person, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law; provided, however, "Transfer" does not include any change in control of, or transfer of the equity interests of, such Person.

     "TRUST" has the meaning given to such term in the first paragraph of this Agreement.

     "TRUST COMMON STOCK" has the meaning given such term in Subsection 3.4(c).

     "UNREDEEMED SERIES BB PREFERRED STOCK" has the meaning given to such term in Subsection 3.4(b).

     "WORKING CAPITAL REPORT" has the meaning given to such term in Subsection 9.1(a).

     "WORKING CAPITAL REQUIREMENTS" means all Transaction Costs and, without duplication, all other amounts reasonably required by the Company to fund operational expenses incurred by it in the ordinary course of business, including, without limitation, payables (including payables that are past due on the Closing Date), costs of deferred maintenance (even if such costs are required to be capitalized under GAAP) and other capital expenditures relating to park improvements.

                                   ARTICLE 2

                    SALES OF SERIES AA PREFERRED STOCK TO SZ;
                     CONVERSION OF BALANCE OF MALIBU-SZ LOAN
                         INTO SERIES AA PREFERRED STOCK

     Section 2.1. Initial Sale and Purchase of Series AA Preferred Stock.

     (a) Calculation of Initial Series AA Purchase Price. The Company will give SZ and Nomura its best estimate of the Initial Series AA Purchase Price at least one (1) Business Day prior to the Closing Date.

     (b) Sale and Purchase of Initial Series AA Shares. On the Closing Date, the Company will sell to SZ, and SZ will purchase from the Company, the number of shares of Series AA Preferred Stock (the "INITIAL SERIES AA SHARES") that equals the quotient of (i) the Initial Series AA Purchase Price divided by (ii) the Liquidation Preference.

     (c)  Issuance of Shares. At Closing,

          (i) the Company will deliver to SZ validly issued stock certificates evidencing the Initial Series AA Shares that are to be delivered to SZ pursuant to this Section 2.1 (in such denominations as SZ may request at least five (5) days prior to the Closing Date); and

          (ii) SZ will deliver to the Company the Initial Series AA Purchase Price by immediately available or next day funds.

     Section 2.2. Subsequent Sales and Purchases of Shares of Series AA Preferred Stock. From time to time during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, SZ agrees to purchase from the Company, subject to the terms and conditions of this Agreement, additional shares of Series AA Preferred Stock at the Liquidation Preference thereof as set forth in this Section 2.2.

     (a) Purchase Obligation. On or before the later of the Closing Date or the first Business Day that is at least thirty (30) days after (y) the Company's delivery to SZ of a Stock Purchase Request with a copy to Trust or (z) Trust's delivery to SZ of a Stock Purchase Request with a copy to the Company (but only if (A) Trust has consulted or attempted to consult with the Company regarding the Company's Working Capital Requirements and reasonably believes that the Company requires additional funds and (B) at least ten (10) days prior to sending the Stock Purchase Request, Trust requested, by written notice to the Company, that the Company deliver a Stock Purchase Request to SZ and the Company failed to deliver such Stock Purchase Request), SZ will purchase up to $2,425,000 of Series AA Preferred Stock to fund the Company's Working Capital Requirements if the Company lacks (or within the next 60 days will lack) the necessary funds therefor as specified in the Stock Purchase Request and as reflected in the most recent Working Capital Report.

     (b) SZ Discretionary Purchase. At any time after SZ has purchased the maximum allowable amount of shares under Section 2.2(a), SZ, in its sole discretion, may purchase up to an additional $4,500,000 of Series AA Preferred Stock at the Liquidation Preference thereof as set forth in this Section 2.2 to fund the Company's Working Capital Requirements.

     (c) Issuance of Shares. At the closing for any sale of additional shares pursuant to this Section 2.2,

          (i) the Company will deliver to SZ validly issued stock certificates evidencing the shares of Series AA Preferred Stock that are to be delivered to SZ pursuant to this Section 2.2 (in such denominations as SZ may request at least five (5) days prior to the closing date); and

          (ii) SZ will deliver to the Company the purchase price for such shares by immediately available or next day funds.

     (d) Limitation on Purchases of Series AA Preferred Stock. Notwithstanding anything to the contrary in Subsection 2.2(a), the Company may not require SZ to purchase in excess of $14,000,000 in Series AA Preferred Stock pursuant to Subsection 2.2(a) without Series AA Approval and, in any event, the Company may not issue whether to SZ, MEIH or any other Person, in the aggregate, in excess of $18,500,000 in Series AA Preferred Stock pursuant to Subsections 2.2(a) and 2.2(b) without Series BB Approval.

     (e) Adjustments to Purchase Price and Shares. The purchase prices per share for all shares of Series AA Preferred Stock purchased after the Closing Date pursuant to Subsections 2.2(a) and 2.2(b), and the number of shares of Series AA Preferred Stock to be purchased, will be subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations and dilution events involving the Company.

     (f)  HSR Act Approval. Notwithstanding anything to the contrary in this
          Section 2.2 or otherwise herein, the obligation of SZ to purchase additional shares of Series AA Preferred Stock pursuant to Subsection 2.2(a) and the option of SZ to purchase additional shares of Series AA Preferred Stock pursuant to Subsection 2.2(b) are each specifically subject to (i) the making of any necessary filings pursuant to the HSR Act which filings SZ and the Company shall make promptly when and if required and (ii) the subsequent receipt of approval of the purchase by the applicable regulatory authorities.

     Section 2.3. Conversion of Balance of Malibu-SZ Loan into Series AA Preferred Stock. On the Closing Date, the Company will repay the Malibu-SZ Loan by issuing to SZ the number of shares of Series AA Preferred Stock that equals the quotient of (i) the Balance of the Malibu-SZ Loan divided by (ii) the Liquidation Preference. To effect such repayment, at Closing:

     (a) the Company will deliver to SZ validly issued stock certificates evidencing the shares of Series AA Preferred Stock that are to be delivered to SZ pursuant to this Section 2.3 (in such denominations as SZ may request at least five (5) days prior to the Closing Date); and

     (b) SZ will deliver to the Company the original Malibu-SZ Note marked "paid"; and

     (c) the Malibu-SZ Loan will be deemed repaid in full, SZ will have no further duty or obligation to advance funds to the Company under the Malibu-SZ Loan Documents and the Parties will have no other duties and obligations under the Malibu-SZ Loan Documents, except for such duties and obligations that expressly survive the repayment in full of the Malibu-SZ Loan pursuant to the terms of the Malibu-SZ Loan Documents.

     Section 2.4. Legends. The certificates evidencing the Series AA Preferred Stock issued to SZ pursuant to this Article will bear appropriate legends regarding this Agreement, the other Transaction Documents and the transfer restrictions imposed by the federal securities laws.

                                   ARTICLE 3

                    PREPAYMENT OF PORTION OF MCI-NOMURA LOAN;
                    RELEASE OF COLLATERAL FOR MCI-NOMURA LOAN
                              AND MEIH-NOMURA LOAN;
               CONVERSION OF REMAINING BALANCE OF MCI-NOMURA LOAN
                      AND BALANCE OF MEIH-NOMURA LOAN INTO
                           SERIES BB PREFERRED STOCK;
              ISSUANCE OF COMMON STOCK TO TRUST; PREEMPTIVE RIGHTS

     Section 3.1. Prepayment of MCI-Nomura Loan by the Nomura Prepayment Amount and Release of Collateral.

     (a) Calculation of Nomura Prepayment Amount. Nomura will give MCI its best estimate of the Nomura Prepayment Amount at least one (1) Business Day prior to the Closing Date and will specify to MCI the exact Nomura Prepayment Amount at least one Business Day prior to the Closing Date.

     (b) Prepayment of Nomura Prepayment Amount. On the Closing Date, MCI will pay to Nomura the Sale-Leaseback Net Proceeds by bank wire transfer to an account of Nomura designated by Nomura at least one Business Day prior to the Closing Date.

     (c) Release of Collateral. On the Closing Date, Nomura will execute and deliver to MCI releases of all deeds of trust, mortgages, security interests, financing statements and other instruments and documents securing the MCI-Nomura Loan, which releases will be in such form as MCI may reasonably request.

     Section 3.2. Purchase of MCI-Nomura Loan by Company, Conversion of Remaining Balance of MCI-Nomura Loan into Series BB Preferred Stock and Cancellation of MCI-Nomura Loan.

     (a) Purchase of MCI-Nomura Loan by Company, Conversion of Remaining Balance of MCI-Nomura Loan into Series BB Preferred Stock. On the Closing Date, the Company shall purchase from Nomura the Balance of the MCI-Nomura Loan remaining after the prepayment described in Subsection 3.1(b). In consideration for such remaining Balance, the Company will (i) pay to Nomura the remainder of (A) the Nomura Prepayment Amount minus (B) the Sale-Leaseback Net Proceeds, by bank wire transfer to an account of Nomura designated by Nomura at least one Business Day prior to the Closing Date and (ii) issue to Trust validly issued stock certificates evidencing the number of shares of Series BB Preferred Stock that equals the quotient of (A) the Balance of the MCI-Nomura Loan remaining after the payment of the Nomura Prepayment Amount divided by (B) the Liquidation Preference. Nomura will deliver to the Company the original MCI-Nomura Note, duly endorsed to the order of the Company, with an assignment of all guaranties thereof.

     (b) Cancellation of MCI-Nomura Note. To effect the repayment described in Subsection 3.2(a), at Closing:

          (i) the Company will deliver to MCI the original MCI-Nomura Note marked "paid";

          (ii) the Company will deliver to MEIH a letter confirming the original MEIH Guaranty is canceled; and

          (iii) the MCI-Nomura Loan will be deemed repaid in full, neither the Company nor Nomura will have any further duty or obligation to advance funds to MCI under the MCI-Nomura Loan Documents and the Parties will have no other duties and obligations under the MCI-Nomura Loan Documents, except for such duties and obligations that expressly survive the repayment in full of the MCI-Nomura Loan pursuant to the terms of the MCI-Nomura Loan Documents.

     Section 3.3. Conversion of Balance of MEIH-Nomura Loan into Series BB Preferred Stock.

     (a) Prepayment of Portion of Balance of Malibu-MEIH Loans through Issuance of Series BB Preferred Stock. On the Closing Date, the Company will partially prepay the Malibu-MEIH Loans by an amount equal to the Balance of the MEIH-Nomura Loan by issuing to MEIH validly issued stock certificates evidencing the number of shares of Series BB Preferred Stock that equals the quotient of (i) the Balance of the MEIH-Nomura Loan divided by (ii) the Liquidation Preference.

     (b) Conversion of Balance of MEIH-Nomura Loan into Series BB Preferred Stock. On the Closing Date, MEIH will repay the Balance of the MEIH-Nomura Loan by delivering to Trust the shares of Series BB Preferred Stock that MEIH received from the Company pursuant to Subsection 3.3(a) and by making the covenant set forth in Subsection 3.4(b)(ii). To effect such repayment, at Closing:

          (i) MEIH will deliver to Trust the stock certificates evidencing the shares of Series BB Preferred Stock that were issued to MEIH pursuant to Subsection 3.3(a), together with a stock power duly endorsed to Trust;

          (ii) the Company will deliver to Trust, upon surrender of the stock certificate or certificates received by Nomura from MEIH pursuant to Subsection 3.3(b)(i)(1), a new replacement stock certificate or certificates evidencing the same number of shares of Series BB Preferred Stock as the surrendered certificate (in such denominations as Trust may request at least five (5) days prior to the Closing Date);

          (iii) Nomura will deliver to MEIH:

                (A)  the original MEIH-Nomura Note marked "paid"; and

                (B) all stock certificates evidencing the MEIH Pledged Common Stock, together with a letter confirming that all stock powers executed in blank for all such MEIH Pledged Common Stock are canceled (and from and after receipt by MEIH of such letter, all such stock powers shall, without the necessity of any further action, be deemed canceled and of no force or effect).

                Furthermore, Nomura shall take all other acts reasonably requested by MEIH to evidence the release and extinguishment of all liens and security interest in the MEIH Pledged Common Stock, such release and extinguishment to occur contemporaneously with MEIH's delivery of shares of Series BB Preferred Stock to Trust without any further act on the part of either MEIH or Nomura.

     (c) Nomura will deliver to MCI a letter confirming the original MCI Guaranty is canceled;

     (d) the MEIH-Nomura Loan will be deemed repaid in full, Nomura will have no further duty or obligation to advance funds to MEIH under the MEIH-Nomura Loan Documents and the Parties will have no other duties and obligations under the MEIH-Nomura Loan Documents, except for such duties and obligations that expressly survive the repayment in full of the MEIH-Nomura Loan pursuant to the terms of the MEIH-Nomura Loan Documents; and

     (e) the Standstill Agreement will be deemed terminated as of the Closing Date.

     Section 3.4. Issuance and Transfer of Common Stock to Trust.

     (a) Initial Issuance of Common Stock by the Company. On the Closing Date, the Company will deliver to Trust, as a fee in consideration of Nomura's entering into this Agreement, validly issued stock certificates for 6,000,000 shares of Common Stock (in such denominations as Trust may request at least five (5) days prior to the Closing Date).

     (b) Subsequent Issuance and Transfer of Common Stock by the Company and MEIH. If on the Exit Date, there are any outstanding shares of Series BB Preferred Stock that have not been redeemed by the Company in accordance with the terms of the Series BB Certificate of Designation (the "UNREDEEMED SERIES BB PREFERRED") and MEIH has not purchased from any holder of Series BB Preferred Stock, each of whom shall be obligated to sell such shares of Series BB Preferred Stock upon receipt of MEIH's offer to purchase such shares, all of such shares of Unredeemed Series BB Preferred for the amount that would have been paid by the Company had such stock been redeemed, then:

          (i) the Company will issue to Trust, as a fee in consideration of Nomura's entering into this Agreement, validly issued stock certificates for 2,000,000 shares of Common Stock; provided, however, that in the event that the American Stock Exchange requires the Company to obtain Shareholder Approval (as hereinafter defined) prior to the issuance of such shares of Common Stock by the Company, then MEIH will transfer, free and clear of any Encumbrances, to Trust 2,000,000 shares of Common Stock (as a fee in consideration of Nomura's entering into this Agreement) together with a stock power duly endorsed to Trust and, upon receipt of any required regulatory approvals (including Shareholder Approval, if required), the Company shall (as described below) issue 2,000,000 shares of Common Stock to MEIH as consideration for MEIH's agreement to issue shares to Nomura under this Subsection 3.4(b)(i); and

          (ii) as additional consideration for Nomura's accepting the Series BB Preferred Stock as payment in full of the MEIH-Nomura Note, MEIH (or another Person or other Persons designated by MEIH) will transfer, free and clear of any Encumbrances, to Trust 4,000,000 shares of Common Stock together with a stock power duly endorsed to Trust.

          If the American Stock Exchange has required the Company to obtain Shareholder Approval prior to the issuance of such shares of Common Stock pursuant to this Subsection 3.4(b), and the Company has not previously obtained Shareholder Approval, and MEIH (or another Person or other Persons designated by MEIH) shall have transferred to Trust, free and clear of any Encumbrances, 2,000,000 shares of Common Stock in exchange for the assignment by Nomura to MEIH (or such other Person or Persons designated by MEIH) of Trust's right to receive shares issued by the Company pursuant to Section 3.4(b)(i), the Company shall then issue to MEIH (or such other Person or Persons designated by MEIH) 2,000,000 shares of Common Stock, provided that if any shares of Common Stock may be not issued without Shareholder Approval, then the Company will issue those shares that may be issued without Shareholder Approval and, with respect to the other shares, MEIH (or such other Person or Persons designated by MEIH) shall have the option to require the Company, as promptly as possible, but in no event later than 60 days after such Exit Date, to convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval, upon the receipt of which, the Company shall issue to MEIH (or such other Person or Persons designated by MEIH) such remaining shares of Common Stock that would be issuable to MEIH (or such other Person or Persons designated by MEIH) hereunder. "SHAREHOLDER APPROVAL" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Common or such other procedure as shall be permissible under the Georgia Business Corporation Code, all held in accordance with the Company's Articles of Incorporation, as amended and as in effect from time to time, and by-laws, of the issuance by the Company of shares of Common Stock to Trust (or MEIH, as the case may be) pursuant to this Section 3.4(b) as and to the extent required pursuant to Section 713 of the American Stock Exchange Guide (or any successor or replacement provision thereof).

     (c) Trust Common Stock. All shares of Common Stock issued to Trust pursuant to Subsection 3.4(b) are sometimes collectively referred to herein as the "TRUST COMMON STOCK".

     (d) Adjustments to Shares. The number of shares of Trust Common Stock to be issued or transferred to Trust pursuant to Subsection 3.4(b) and the number of shares of Common Stock to be issued to MEIH pursuant to Subsection 3.4(b) will be subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations and dilution events involving the Company.

     (e) Additional Filings. The Parties will make such filings as may be required to effect the transfers provided for in Section 3.4(b) including, but not limited to, filings pursuant to the HSR Act.

     (f) Gross-up of Shares. The Parties understand and agree that the number of shares of Common Stock issuable to Trust under this Section 3.4 has been calculated based upon the accuracy of the representation and warranty set forth in Subsection 5.1(b) and that, in the event the number of shares of Common Stock issued upon the exercise of options, warrants or other convertible securities (except for the shares of Series AA Preferred Stock and Series CC Preferred Stock) that are issued and outstanding as of the Closing Date exceeds the amounts specifically set forth in Subsection 5.1(b) by more than 1,000,000 shares of Common Stock, the number of shares of Common Stock issuable to Trust under this Section 3.4 shall be appropriately adjusted upward to eliminate the dilutive effect of the issuance of shares of Common Stock upon the exercise of or conversion of options, warrants or other convertible securities (except for the shares of Series AA Preferred Stock and Series CC Preferred Stock issued pursuant to this Agreement) that are issued and outstanding as of the Closing Date. The provisions of this Subsection 3.4(f) shall not, however, affect the representation set forth in Subsection 5.1(b).

     Section 3.5. Preemptive Rights.

     (a) If the Company proposes to issue and sell, other than in an Exempted Issuance (as defined below), any of its shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock or any securities convertible into shares of Common Stock (such shares and other securities are hereinafter collectively referred to as "NEWLY ISSUED STOCK") (hereinafter, a "PREEMPTIVE ISSUANCE"), the Company will first offer to each Lender a portion of the number or amount of such securities proposed to be sold in any such transaction or series of related transactions equal to such Lender's pro rata share of the proposed issue of Common Stock (or securities convertible into or exchangeable for Common Stock), all for the same price and on the same terms at which the Company has authorized the issuance of such securities. For purposes of this
          Section 3.5, a Lender's "pro rata share" of an issue of Common Stock (or securities convertible into or exchangeable for Common Stock) shall be that number which is equal to the product of (i) the number of shares of Common Stock which are to be issued by the Company in the transaction which is the subject of this Section 3.5, times (ii) a fraction, the numerator of which is the number of outstanding shares of Common Stock held by such Lender, and the denominator of which is the aggregate number of outstanding shares of Common Stock calculated on a fully diluted basis.

     (b) The Company will cause to be given to the Lenders a written notice setting forth the terms and conditions upon which the Lenders may purchase such Common Stock or other securities (the "PREEMPTIVE NOTICE"). After receiving a Preemptive Notice, the Lenders must reply, in writing, before the date specified in the

          Preemptive Notice, which shall be a date no earlier than 15 days after the date of such Preemptive Notice, that such persons agree to purchase all of such Lender's allotted portion of such Common Stock or other securities offered pursuant to this Section 3.5 on the date of sale (the "PREEMPTIVE REPLY"). If any Lender fails to make a Preemptive Reply in accordance with this Section 3.5(b), the Common Stock or other securities offered to such Lender in accordance with this Section 3.5 may thereafter, for a period not exceeding six months following the expiration of such 15-day period, be issued, sold or subjected to rights or options at a price not less than that at which they were offered to the Lender. Any such Common Stock or other securities not so issued, sold or subjected to rights or options during such six-month period will thereafter again be subject to the preemptive rights provided for in this Section 3.5.

     (c) For purposes of Section 3.5 hereof, the term "EXEMPTED ISSUANCE" shall mean the issuance by the Company of any equity security (including, without limitation, any option, call, warrant or conversion right):
          (i) upon the conversion or exercise of any securities of the Company or any options, warrants or convertible securities issued by the Company outstanding on the Closing Date, (ii) as a dividend paid on the outstanding Common Stock or Preferred Stock by issuance of shares of the same class or series of Common Stock or Preferred Stock as the class or series of Common Stock or Preferred Stock to which such dividend relates, (iii) in consideration, whether in whole or in part, for the extension of any credit or the making of any loan to the Company or the issuance by the Company of any debt security to any Person who is not a Lender (or an Affiliate of a Lender), (iv) in connection with any merger, consolidation, recapitalization or other business combination which has been approved by the board of directors of the Company, (v) to any officer, director or employee of the Company as compensation, (vi) in any transaction in respect of a security that is available to all holders of such security on a pro rata basis or (vii) in a public offering pursuant to a registration statement filed pursuant to the Securities Act.

     (d) Notwithstanding anything to the contrary in this Section 3.5, the preemptive rights granted to the Lenders pursuant to this Section 3.5 shall inure solely to the benefit of the Lenders and may not be assigned to any party other than an Affiliate of such assigning Lender.

     Section 3.6. Legends. The certificates evidencing the Series BB Preferred Stock and Trust Common Stock issued to Trust pursuant to this Article will bear appropriate legends regarding this Agreement, the other Transaction Documents and the transfer restrictions imposed by the federal securities laws.

                                   ARTICLE 4

              CONVERSION OF REMAINING BALANCE OF MALIBU-MEIH LOANS
INTO SERIES CC PREFERRED STOCK; SUBSEQUENT ISSUANCE OF SERIES CC PREFERRED STOCK

     Section 4.1. Conversion of Balance of Malibu-MEIH Loans into Series CC Preferred Stock. On the Closing Date, the Company will repay the Balance of the Malibu-MEIH Loans remaining after the prepayment described in Subsection 3.3(a) by issuing to MEIH the number of shares of Series CC Preferred Stock that equals the quotient of (i) the Balance of the Malibu-MEIH Loans remaining after the prepayment described in Subsection 3.3(a) divided by (ii) the Liquidation Preference. To effect such repayment, at Closing:

     (a) the Company will deliver to MEIH validly issued stock certificates evidencing the shares of Series CC Preferred Stock that are to be delivered to MEIH pursuant to this Section 4.1 (in such denominations as MEIH may request at least five (5) days prior to the Closing Date); and

     (b) MEIH will deliver to the Company the original Malibu-MEIH Notes marked "paid"; and

     (c) the Malibu-MEIH Loans will be deemed repaid in full, MEIH will have no further duty or obligation to advance funds to the Company under the Malibu-MEIH Loans Documents and the Parties will have no other duties and obligations under the Malibu-MEIH Loan Documents, except for such duties and obligations that expressly survive the repayment in full of the Malibu-MEIH Loans pursuant to the terms of the Malibu-MEIH Loan Documents.

     Section 4.2. MEIH Discretionary Purchase. At any time after SZ has purchased the maximum allowable amount of shares under Section 2.2(d), MEIH, in its sole discretion, may (but shall not be required to) purchase up to an additional $2,500,000 of Series CC Preferred Stock at the Liquidation Preference thereof during each fiscal year to fund the Company's Working Capital Requirements. No consent of any other Party to this Agreement shall be required for any such purchase; provided, however, that at no time may the aggregate Liquidation Preference of outstanding shares of Series CC Preferred Stock purchased by MEIH pursuant to this Section 4.2 exceed $2,500,000.

     Section 4.3. Legends. The certificates evidencing the Series CC Preferred Stock issued to MEIH pursuant to this Article will bear appropriate legends regarding this Agreement, the other Transaction Documents and the transfer restrictions imposed by the federal securities laws.

     Section 4.4. MEIH Warrant. The MEIH Warrant is hereby amended to limit the maximum number of shares issuable pursuant thereto to 1,187,780 shares of Common Stock (except as such number may be increased or decreased pursuant to Section 5 of the MEIH Warrant).

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     Section 5.1. Representations and Warranties of the Company and MCI. Each of the Company and MCI hereby jointly and severally represents and warrants to Nomura and each of the other Parties, as of the Effective Date, as follows except as set forth under the appropriate caption in the Schedule of Exceptions (the "SCHEDULE OF EXCEPTIONS") attached as Schedule 5.1 hereto (which exceptions will be deemed to be representations and warranties as if made hereunder):

     (a) Organization. Each of the Company and MCI: (i) is a corporation duly organized or formed, validly existing and in good standing or otherwise authorized to transact business under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing or otherwise authorized to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in each case to the extent that (1) any Subsidiary's failure to be so organized, existing, in good standing or otherwise authorized or qualified or (2) the Company's or any Subsidiary's failure to be so licensed is not reasonably expected to have a Material Adverse Effect.

     (b)  Capitalization.

          (i) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock. As of the Effective Date, (1) 46,508,625 shares of Common Stock are issued and outstanding, (2) no shares of Preferred Stock are issued and outstanding, (3) 0 shares of Common Stock are held by the Company in treasury, (4) 1,250,000 shares of Common Stock are reserved for issuance under the Mountasia 1993 Incentive Stock Option Plan, (5) options for the purchase of 0 shares of Common Stock are issued and outstanding under the Mountasia 1993 Incentive Stock Option Plan, (6) 250,000 shares of Common Stock are reserved for issuance under the 1993 Nonemployee Director Stock Option Plan, (7) options for the purchase of 65,000 shares of Common Stock are issued and outstanding under the 1993 Nonemployee Director Stock Option Plan, (8) 4,000,000 shares of Common Stock were reserved for issuance under the 1993 Nonemployee Director Stock Option Plan,
               (9) options for the purchase of 1,123,100 shares of Common Stock are issued and outstanding under the 1993 Nonemployee Director Stock Option Plan, (10) an option for the purchase of 1,000,000 shares of Common Stock by Richard N. Beckert is issued and outstanding, (11) an unvested stock grant to Richard N. Beckert for 500,000 shares is outstanding, (12) warrants for the purchase of 773,153 shares of Common Stock are issued and outstanding and (13) the MEIH Warrant for the issuance of up to 1,187,780 shares of Common Stock to MEIH. Except as set forth in the preceding sentences of this Section 5.1(b)(i), there are no shares of capital stock of the Company authorized, issued or outstanding. As of the Closing Date after giving effect to the Transactions, (1) 52,508,625 shares of Common Stock will be issued and outstanding, (2) 115.75 shares of Series AA Preferred Stock will be issued and outstanding, (3) 327.12 shares of Series BB Preferred Stock will be issued and outstanding, (4) 500.58 shares of Series CC Preferred Stock will be issued and outstanding, (5) 0 shares of Common Stock will be held by the Company in treasury, (6) 1,250,000 shares of Common Stock will be reserved for issuance under the Mountasia 1993 Incentive Stock Option Plan, (7) options for the purchase of 0 shares of Common Stock will be issued and outstanding under the Mountasia 1993 Incentive Stock Option Plan,
               (8) 250,000 shares of Common Stock will be reserved for issuance under the 1993 Nonemployee Director Stock Option Plan, (9) options for the purchase of 65,000 shares of Common Stock will be issued and outstanding under the 1993 Nonemployee Director Stock Option Plan, (10) 4,000,000 shares of Common Stock will be reserved for issuance under the 1993 Nonemployee Director Stock Option Plan, (11) options for the purchase of 1,123,100 shares of Common Stock will be issued and outstanding under the 1993 Nonemployee Director Stock Option Plan, (12) an option for the purchase of 1,000,000 shares of Common Stock by Richard N. Beckert will be issued and outstanding, (13) an unvested stock grant to Richard N. Beckert for 500,000 shares will be outstanding, (14) warrants for the purchase of 773,153 shares of Common Stock will be issued and outstanding, and (15) the MEIH Warrant for the issuance of up to 1,187,780 shares of Common Stock to MEIH .

          (ii) Except for the obligations of the Company described in Subsection 5.1(b)(i) and under this Agreement and the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary obligating the Company or any Subsidiary to (1) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary, (2) grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment, or (3) make payment of money or incurrence of indebtedness based upon market prices of the Company's securities or changes in the Company's capitalization.

     (c) Validity of Lender Stock. Each of the shares of Lender Stock have been duly authorized for issuance and, when issued to Lenders for the consideration set forth herein and as otherwise provided herein, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. At the Closing and from time to time thereafter upon purchase or conversion, as the case may be, the Lenders will acquire good and valid title to the Lender Stock free and clear of any and all Encumbrances.

     (d) Authority; Binding Effect; Etc. Each of the Company and MCI has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and MCI of the Transaction Documents, the performance by each of the Company and MCI of its obligations thereunder and the consummation by each of the Company and MCI of the transactions contemplated thereby have been duly and validly authorized by the board of directors of the Company and MCI, and no other corporate authorizations, approvals or proceedings are required in connection with such execution, delivery, performance or consummation under the Company's or MCI's articles of incorporation, bylaws, any agreement or instrument to which the Company or MCI is a party or any law, rule, regulation or requirement to which the Company or MCI is subject. The Transaction Documents have been or will be duly and validly executed and delivered by the Company and MCI, and each of the Transaction Documents constitutes or will constitute valid and binding agreement of the Company and MCI, enforceable against the Company and MCI in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as may be required by the American Stock Exchange as a prerequisite to listing Common Stock issuable by the Company pursuant to Section 3.4 or Common Stock issuable by the Company upon conversion of shares of Series AA Preferred Stock and Series CC Preferred Stock, no vote of stockholders of the Company is required under any law, rule, regulation or requirement of the SEC, any national securities exchange or any other governmental agency or instrumentality in connection with the authorization, execution, delivery or performance of this Agreement by the Company and MCI.

     (e)  SEC Filings.

          (i) The Company has timely filed all required SEC Documents with the SEC since January 1, 1998, each of which complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (ii) The audited and unaudited consolidated financial statements, together with notes thereto, of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Documents filed by the Company with the SEC presented fairly, in all material aspects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations for the periods then ended. All audited financial statements referred to above have been prepared in accordance with GAAP for year-end financial information and in accordance with the instructions to Form 10-K and Regulation S-X, and all unaudited financial statements referred to above have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, while such unaudited financial statements do not include all the information and footnotes required by GAAP for complete financial statements, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, fixed or contingent, not reflected in such financial statements, except for (1) liabilities and obligations which in the aggregate are not material and have been incurred in the ordinary course of business since January 1, 1999 and (2) liabilities and obligations not in excess of $1,000,000 in the aggregate.

            (iii) No representation or warranty made by the Company or MCI in this Agreement or to be made in the other documents contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or will be made, not misleading.

      (f) Absence of Certain Changes, Etc. Except as expressly set forth in the SEC Documents filed by the Company prior to the Effective Date, since December 31, 1998 neither the Company nor any of its Subsidiaries has entered into any binding oral or written contract, agreement, arrangement or understanding that is material to its business (other than the Transaction Documents and the Sale-Leaseback Agreements) or any material transaction, or conducted its business and operations other than in the ordinary course of business consistent with past practice, and no Material Adverse Effect or Material Adverse Change has occurred or been suffered since such date.

      (g) No Violation; Consents. Neither the negotiation, execution or delivery by each of the Company and MCI of the Transaction Documents, the performance by each of the Company and MCI of its obligations thereunder, nor the consummation by each of the Company and MCI of the transactions contemplated thereby (i) has constituted or will constitute a breach or violation under the articles of incorporation or bylaws of the Company, the governing documents of any of its Subsidiaries or a violation of law or rules of any national securities exchange, or (ii) has constituted or will constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties or assets of the Company or any of its Subsidiaries under, any material contract (including, without limitation, the Foothill Loan documents) or any other note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound or otherwise, or (iii) has constituted or will constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii) above, such breaches, violations, defaults, terminations, accelerations or creation of Encumbrances which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary for the execution, performance and consummation by the Company or MCI of the Transactions.

      (h) Offering. Subject in part to the truth and accuracy of the Lenders' representations set forth in Section 5.2, the offer, sale and/or issuance, as applicable, of the Lender Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

      (i) Litigation. There are no actions, suits or proceedings at law or in equity now pending, or to the knowledge of the Company and MCI threatened against the Company, which, if determined adversely to the Company, would be reasonably likely to have a Material Adverse Effect.

      (j) Sale-Leaseback Transactions. The Sale-Leaseback Transactions will be closed and fully consummated prior to or on the Closing Date.

      (k) Foothill Consent. The Company and MCI have obtained the Foothill Consent.

      (l) Listing. The shares of Common Stock issued or issuable to Lenders in connection with the Transactions have been accepted for listing on the American Stock Exchange.

      Section 5.2. Representations and Warranties of Lenders. Each Lender hereby severally, and not jointly, represents and warrants to each of the other Parties, as of the Effective Date, as follows:

      (a) Organization. Such Lender is a corporation, business trust or limited partnership, as applicable, duly organized or formed, validly existing and in good standing or otherwise authorized to transact business under the laws of the jurisdiction of its organization.

      (b) Authority; Binding Effect; Etc. Such Lender has the requisite corporate, trust or partnership, as applicable, power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents by such Lender, the performance by it of its obligations thereunder and the consummation by it of the Transactions have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      (c) No Violation. Neither the negotiation, execution or delivery of the Transaction Documents by such Lender nor the performance by such Lender of its obligations thereunder nor the consummation by such entity of the Transactions has or will (i) constitute a breach or violation under such entity's constituent documents, (ii) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any Encumbrance upon any of such Lender's properties or assets under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Lender is a party or by which entity of any of its properties or assets are bound, or (iii) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations or Encumbrances that could not reasonably be expected to have a material adverse effect on the ability of such Lender to perform its obligations hereunder and under the other Transaction Documents.

      (d) Consents and Approvals. No authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary by such entity for the consummation by it of the transactions contemplated by this agreement except for such authorizations, consents, approvals and filings made or obtained prior to the Closing Date, or those not required to be made or obtained until on or after the Closing Date.

      (e) Investor Sophistication. Such Lender has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of an investment in the Lender Stock. The Lender is able to bear the economic risk of an investment in the Lender Stock to be acquired hereunder.

      (f) Investment Intent. Such Lender is acquiring the Lender Stock for its own account and for investment purposes only and not with a view to distributing such shares (except as contemplated herein or in a transaction or transactions exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws).

      (g) Restricted Securities. Such Lender understands that the Lender Stock it is acquiring constitutes "restricted securities" under the federal securities laws inasmuch as the Lender Stock is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Lender Stock may be resold without registration under the Securities Act only in a transaction or transactions exempt from registration under the federal and state securities laws.

      (h)   [Intentionally Omitted]

      (i) Investment Company. The Lender is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      (j) Access to Information. Such Lender acknowledges that it has been afforded (i) the opportunity to ask such questions as the Lender has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the securities offered hereunder and the merits and risks of investing in such securities; and (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in such securities.

      (k)   [Intentionally Omitted]

      Section 5.3. Representations and Warranties of MEIH. MEIH hereby represents and warrants to Trust, as of the Effective Date, the Closing Date and as of the date of transfer pursuant to Section 3.4(b), that at the Closing (or the closing of the transactions contemplated by Section 3.4(b), as the case may
be), Trust will acquire good and valid title to the shares of Series BB Preferred Stock that it receives from MEIH pursuant to Section 3.3 and any Common Stock it may receive from MEIH pursuant to Section 3.4(b), free and clear of any and all Encumbrances.

                                   ARTICLE 6

                             [INTENTIONALLY OMITTED]

                                   ARTICLE 7

                             [INTENTIONALLY OMITTED]


                                   ARTICLE 8

                                    CLOSING

      Section 8.1. Closing. The closing (the "CLOSING") of the Transactions will take place at the offices of Munsch Hardt Kopf & Harr, P.C., 1445 Ross Avenue, Suite 4000, Dallas, Texas 75202 at 10:00 a.m., local time on July 20, 1999, or at such other time and place as the Company and the Lenders mutually agree upon orally or in writing (the "CLOSING DATE"). At the Closing:

      (a) the Company will file the Certificates of Designation with the Secretary of State of Georgia;

      (b) the Company and SZ will execute and deliver to each other the Series AA Registration Rights Agreement;

      (c) the Company and Trust will execute and deliver to each other the Series BB Registration Rights Agreement;

      (d) the Company and MEIH will execute and deliver to each other the Series CC Registration Rights Agreement;

      (e) each Party (except for Trust) will execute and deliver to each other Party the Mutual Release;

      (f) the Parties will deliver to each other such other documents and instruments required to be delivered by them pursuant to Articles 2, 3 and 4;

      (g) to the extent not set forth in this Section, the Parties will execute and deliver such other such other documents and instruments required as any other Party may reasonably request to accomplish the purpose of this Agreement;

      (h) each Party will deliver a true and complete copy, certified by the secretary or an assistant secretary of such Party, of the resolutions duly and validly adopted by the board of directors of such Party (or the ultimate general partner of such Party) dated at least one Business Day prior to Closing evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the Transactions;

      (i) counsel to the Company, MEIH and MCI will deliver to Nomura an opinion, dated as of the Closing Date, reasonably satisfactory in form and substance to Nomura;

      (j) Lenders' counsel will receive all such counterpart original and certified or other copies of such documents as they may reasonably request; and

      (k) An officer's certificate from each of an authorized signatory of the Company, an authorized signatory of MEIH and an authorized signatory of MCI that the representations and warranties herein are true and correct and all covenants and obligations have been performed.

                                   ARTICLE 9

                      POST-CLOSING COVENANTS AND AGREEMENTS

      Section 9.1. Working Capital Statements and Budgets.

      (a) Working Capital Statements. For so long as SZ is required to purchase any Series AA Preferred Stock hereunder, the Company, within ten (10) Business Days of receipt of SZ's or Trust's request, but not more often than monthly, will deliver to SZ and Trust a report (a "WORKING CAPITAL REPORT") in form reasonably acceptable to SZ and Trust showing (i) the amount of the Company's cash reserves available to satisfy its Working Capital Requirements, and (ii) the amount of such Working Capital Requirements (including a schedule of anticipated expenditures).

      (b) Budgets. At least thirty (30) days prior to the end of each Fiscal Year, the Company shall deliver to SZ, as long as SZ is required to purchase any Series AA Preferred Stock hereunder, and/or to Trust, as long as Trust or its Affiliates owns any shares of Series BB Preferred Stock, a budget (the "BUDGET") for the next Fiscal Year, prepared on a monthly basis, including income statements, balance sheets, and statements of cash flows for such months, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

            SZ and/or Trust, as the case may be, will each have the right to review in good faith and approve each Budget, which approval will not be unreasonably withheld, conditioned or delayed. SZ and/or Trust, as the case may be, shall be deemed to approve of the Budget in the event that SZ and/or Trust, as the case may be, has not responded within thirty (30) Business Days of receipt of the Budget.

      Section 9.2. Use of Proceeds. Except as provided in Section 3.2, the Company agrees to use all proceeds received from SZ pursuant to Article 2 for Working Capital Requirements and for no other purpose.

      Section 9.3. Securities Laws Limitations on Dispositions of the Lender Stock. Without in any way limiting the representations set forth in Section 5.2, each Lender agrees not to Transfer all or any portion of the Lender Stock unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Agreement and the applicable Registration Rights Agreement (provided and to the extent this Agreement and such agreement are then applicable), and (i) such Lender has notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Lender has furnished the Company with an opinion of counsel or other assurance reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act (it being agreed that the Company will not require opinions of counsel or other assurance for transactions made pursuant to Rule 144 except in unusual circumstances); provided that this Section 9.3 shall not be applicable to Transfers (i) pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, (ii) by a Lender to an affiliate of such Lender or (iii) pursuant to an Approved Sale. Notwithstanding the provisions of the preceding sentence, no such registration statement, opinion of counsel or other assurance will be necessary for a Transfer by such Lender of any Lender Stock to an Affiliate of such Lender if such Affiliate transferee agrees in writing to be subject to the terms hereof to the same extent as if such Affiliate were an original Party hereto instead of such Lender.

      Section 9.4. [Intentionally Omitted]

      Section 9.5. Public Announcements. The Parties will agree as to the form and content of any press releases or public statements with respect to this Agreement and the Transactions before issuing, or permitting any agent or Affiliate to issue any such release or statement; provided, however, that nothing contained herein will prevent any Party from making any such public disclosure or announcement as it shall determine in good faith to be required to comply with law; provided, further however, that such Party will use reasonable efforts to assure that, if reasonable in the circumstances, the other Parties will have the opportunity to review any disclosure or announcement prior to release.

      Section 9.6. Securities Filings. As promptly as practicable but not later than 45 calendar days after the Closing Date, the Company and, if applicable, the officers and directors of the Company will make such filings with the SEC and the American Stock Exchange, or make amendments to existing filings, as may be required by law or American Stock Exchange rule.

      Section 9.7. HSR Filings. Each Party will (i) promptly take all actions necessary to make the filings required of it or any of its Affiliates under the HSR Act, which filings shall comply in all material respects with the requirements of the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by such Party or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with any other Party in connection with such other Party's filings under the HSR Act and (iv) request early termination of the applicable waiting period.

      Section 9.8. Further Assurances. The Parties shall execute, acknowledge and deliver, from time to time, such further instruments as any other Party may reasonably request to accomplish the purpose of this Agreement.

      Section 9.9. Affiliate Transactions. Except for the transactions and agreements disclosed on Schedule 9.9, the Company shall not enter into, or be a party to, any transaction with an Affiliate of the Company, except in the ordinary course of business and on terms which are no less favorable to the Company or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party, and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than $250,000, consented to in writing by Nomura in advance.

      Section 9.10. Trust's Right to Receive Board of Directors' Materials. So long as Trust or its Affiliates own any of the Company's stock, if no employee or designee of Trust or its Affiliates is a member of the Company's Board of Directors, Trust shall have the right to receive all written materials and other information given to the directors in connection with (a) meetings of the Board of Directors and committees thereof and (b) written consents in lieu of a meeting (collectively (a) and (b) shall be referred to as "BOARD INFORMATION"), provided that "Board Information" shall not include, and the Company shall not be required to provide Trust with, any information that involves the Company's relationship with Trust or its Affiliates. Trust shall be entitled to receive all Board Information at the same time such Board Information is given to the members of the Board of Directors. Trust and its Affiliates shall keep and shall cause all of their officers, directors, employees and independent contractors who receive or come in contact with the Board Information to keep such Board Information confidential, except to the extent disclosure is required by law or legal process or such information is or becomes publicly available other than as a result of a breach by Trust of its obligation to keep such information confidential. If any Board Information is material non-public information about the Company, then (a) Trust shall refrain from trading in the securities of the Company or in the securities of any appropriate and relevant third party until such time as no violation of the applicable securities laws would result from such securities trading and (b) Trust and its Affiliates shall cause all of their officers, directors, employees and independent contractors who obtain knowledge of material non-public Board Information as a result of the Company's obligations pursuant to this Section 9.10 to refrain from trading in the securities of the Company or in the securities of any appropriate and relevant third party until such time as no violation of the applicable securities laws would result from such securities trading.

      Section 9.11. Sale of the Company.

      (a) If Lenders holding at least a majority of the then outstanding shares of the Company's Common Stock approve in writing the sale of the Company to any Person (other than transactions with an Affiliate of the Company, any Lender or any Affiliate of any Lender), whether by merger, consolidation, sale of all or substantially all of its assets or sale of all of the outstanding capital stock (such a transaction being an "APPROVED SALE"), each Lender will consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights with respect to, the Approved Sale, and if the Approved Sale is structured as a sale of stock, each Lender will agree to sell and shall sell all of such Lender's Preferred Stock or Common Stock or other Securities, as the case may be, in the Approved Sale.

      (b) The obligations of each of the Lenders with respect to an Approved Sale are subject to the satisfaction of the following conditions:
            (i) each Lender shall receive an amount of consideration in respect of each share of Preferred Stock held by it that is (A) at least equal to the sum of the Liquidation Preference of such share of Preferred Stock plus accrued and unpaid dividends on such share of Preferred Stock and (B) the same form and amount of consideration received by any other holder in respect of each share of the same series of Preferred Stock and if any holder of such series is given an option as to the form and amount of consideration to be received, all Lenders holding the shares of the same series will be given the same option, (ii) each Lender shall receive an amount of consideration in respect of each share of Common Stock held by it that is in the same form and amount of consideration received by any other holder in respect of each share of Common Stock and if any holder of Common Stock is given an option as to the form and amount of consideration to be received, all Lenders holding shares of Common Stock will be given the same option, and (iii) nothing in this Section 9.11 shall obligate any designee of a Lender serving on the Board of Directors of the Company to vote in favor of any transaction which such person reasonably believes in good faith, upon advice of counsel, would breach such director's fiduciary duties as a director of the Company in a manner which could reasonably be expected to give rise to personal liability on the part of such director.

      (c) Each Lender shall, in connection with a sale of its shares of capital stock of the Company pursuant to this Section 9.11, at the request of the Company and without further cost and expense to the Company, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to consummate the Approved Sale. All Lenders will bear their pro rata share (based upon the number of shares sold to the total number of shares outstanding) of the reasonable costs and expenses of any Approved Sale to the extent such costs and expenses are incurred for the benefit of all selling Lenders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Lender on its own behalf will not be considered costs of the Approved Sale hereunder.

      Section 9.12. Tag-Along Rights.

      (a) Each Lender agrees that in connection with the consummation of any transaction or series of related transactions involving the transfer of shares of Preferred Stock or Common Stock that constitute a "Significant Transfer" (as hereinafter defined), Nomura, Trust and their permitted transferees (collectively, the "TAG-ALONG RIGHTHOLDERS") will be offered an equal opportunity (the "TAG-ALONG RIGHT") to participate in such transaction or transactions on a pro rata basis (based upon their respective ownership of the shares of Preferred Stock and Common Stock acquired by the Lenders pursuant to this Agreement) and, subject to paragraph (b) below, on identical terms. As used herein, "SIGNIFICANT TRANSFER" means a Transfer by a Lender to any Person or Persons (including repurchases (but not redemptions) by the Company) of shares of Preferred Stock or Common Stock, as the case may be, which are beneficially owned by such Lender and which represent more than 4% of the then-outstanding shares of any series of Preferred Stock or Common Stock, as the case may be, other than Transfers (i) in a bona fide public offering pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, (ii) by a Lender to an Affiliate of such Lender or (iii) pursuant to an Approved Sale.

      (b) Prior to any Significant Transfer subject to these provisions, the seller (the "TAG-ALONG SELLER") shall notify the Company in writing of the proposed sale. Such notice (the "TAG-ALONG SALE NOTICE") shall set forth the number of shares of Preferred Stock or Common Stock subject to the proposed sale, the proposed amount of consideration and terms and conditions of payment which are part of the proposed sale and the name, address and phone number of the Person proposing to purchase such shares (the "PROPOSED PURCHASER"). The Company shall promptly, and in any event within 15 days, mail or cause to be mailed the Tag-Along Sale Notice to the Tag-Along Rightholders. Each Tag-Along Rightholder may exercise the Tag-Along Right by delivery of a written notice (the "TAG-ALONG ACCEPTANCE NOTICE") to the Tag-Along Seller within 15 days of the date the Company mailed or caused to be mailed the Tag-Along Sale Notice. The Tag-Along Acceptance Notice shall state that the Tag-Along Rightholder proposes to include its pro rata portion of Preferred Stock or Common Stock, as the case may be, in the proposed sale. If no Tag-Along Acceptance Notice is received during the 15 day period referred to above, the Tag-Along Seller shall have the right during the subsequent 90 day period to effect the proposed sale of shares of Preferred Stock or Common Stock on terms and conditions no more favorable than those stated in the Tag-Along Sale Notice.

      (c) In the event that a Significant Transfer by a Lender involves a sale of shares of Preferred Stock by the Tag-Along Seller to a Proposed Purchaser and such Proposed Purchaser does not initially desire to purchase shares of Series BB Preferred Stock from the Tag-Along Rightholders, then the Tag-Along Seller shall use reasonable efforts to arrange for any of the Tag-Along Rightholders to meet with the Proposed Purchaser. At such meeting, the Tag-Along Rightholders may present a proposal involving the sale of their shares to the Proposed Purchaser. Following such presentation, in the event that the Proposed Purchaser does not desire to purchase shares of Series BB Preferred Stock, then the Tag-Along Seller shall have the right to sell its shares of Preferred Stock to such Proposed Purchaser during the subsequent 90 day period on terms and conditions substantially similar to those in effect on the day of the presentation and neither the Tag-Along Seller nor the Proposed Purchaser shall have any obligation to purchase the shares of Series BB Preferred Stock.

      (d) Each Tag-Along Rightholder that exercises its Tag-Along Rights pursuant to this Section 9.12 shall, at the request of the Tag-Along Seller and without further cost and expense to the Tag-Along Seller, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to consummate the proposed sale of Preferred Stock or Common Stock by the Tag-Along Seller and the Tag-Along Rightholders which have exercised their tag-along rights pursuant to this Section
            9.12. Each Tag-Along Rightholder that exercises its Tag-Along Rights will bear its pro rata share (based upon the number of shares sold by all Shareholders participating in the transaction) of the reasonable costs and expenses of any sale of shares pursuant to this
            Section 9.12 to the extent such costs are incurred for the benefit of all selling shareholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Lender on its own behalf will not be considered costs of the transaction hereunder.

      Section 9.13. Full Access. For so long as any Lender holds any Lender Stock acquired hereunder, the Company upon reasonable advance written notice will permit, representatives of such Lender to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company.

      Section 9.14. Proceedings and Documents. Lenders' counsel will receive all such counterpart original and certified or other copies of such documents as they may reasonably request.

                                   ARTICLE 10

               DEFAULT, TERMINATION, REMEDIES AND INDEMNIFICATION

      Section 10.1. [Intentionally Omitted].

      Section 10.2. [Intentionally Omitted].

      Section 10.3. Remedies upon Event of Default. Unless otherwise specifically provided herein and in addition to other remedies that may be expressly set forth herein, each Party will have all remedies available at law and in equity in upon the occurrence of an Event of Default by the other Party. Without limiting the generality of the foregoing, the Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof, in addition to such other rights and remedies.

      Section 10.4. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party,
(b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. After the Closing, this Agreement may be waived or amended by the Company only with the approval of the majority of the members of its board of directors.

      Section 10.5. Indemnification.

      (a) Indemnification Provisions for Benefit of the Lenders. Each of the Company and MCI agrees to indemnify, defend and hold harmless each Lender and its directors, officers, employees, agents, partners, members and stockholders (collectively, the "LENDER INDEMNIFIED PARTIES") from and against the entirety of any Adverse Consequences such Lender Indemnified Party may suffer (INCLUDING, WITHOUT LIMITATION, ADVERSE CONSEQUENCES CAUSED BY THE NEGLIGENCE OF ANY SUCH LENDER INDEMNIFIED PARTY) resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach (or the alleged breach) of any representation, warranty or covenant of the Company in this Agreement, and (ii) any operations, businesses or activities of the Company or its Affiliates. Notwithstanding the foregoing, the indemnification provided by this Subsection will not apply to Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the gross negligence or willful misconduct of, or breach of this Agreement or any Transaction Document by, any Lender Indemnified Party.

      (b)   [Intentionally Omitted].

      (c)   Claims for Indemnification.

            (i) If any third party shall notify any Lender Indemnified Party with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section, then the Lender Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Lender Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Lender Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Lender Indemnified Party so long as (A) the Indemnifying Party notifies the Lender Indemnified Party in writing within fifteen (15) days after the Lender Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Lender Indemnified Party from and against the entirety of any Adverse Consequences the Lender Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Lender Indemnified Party with evidence reasonably acceptable to the Lender Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
                  (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Lender Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Lender Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Subsection 10.6(c)(ii) above, (A) the Lender Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Lender Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Lender Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

            (iv) In the event any of the conditions in Subsection 10.6(c)(ii) above is or becomes unsatisfied, however, (A) the Lender Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Lender Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Lender Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Lender Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section.

      (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using as the discount rate the Applicable Rate as of the last Business Day immediately preceding the date of the written claim for indemnification) in determining Adverse Consequences for purposes of this Section.

      (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy.

                                   ARTICLE 11

                                  MISCELLANEOUS

      Section 11.1. Survival. The representations, warranties and covenants of the Company and the Lenders contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Lender or the Company.

      Section 11.2. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including permitted transferees of any shares of Common Stock or Preferred Stock transferred to a Party pursuant to this Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      Section 11.3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Georgia, excluding the conflicts of laws provisions.

      Section 11.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each such multiple counterpart of this Agreement may be transmitted via facsimile or other similar electronic means and executed by one or more of the undersigned, and a facsimile of the signature of one or more of the undersigned shall be deemed an original signature for all purposes and have the same force and effect as a manually-signed original.

      Section 11.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      Section 11.6. Notices. Unless otherwise provided, any notices, requests, claims, demands or other communications required or permitted under this Agreement will be given in writing and will be deemed effectively given (a) upon personal delivery to the Party to be notified, (b) one Business Day following deposit with a nationally recognized overnight courier service, (c) three Business Days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and (d) upon transmission by facsimile (if a confirmation of delivery is printed by the sending facsimile machine and a copy of the notice is also sent by one of the other methods authorized herein), in each case addressed to the Party to be notified at the address indicated for such Party as follows, or at such other address as such Party may designate by ten (10) days' advance written notice to the other Parties:

            If to the Company:  Malibu Entertainment Worldwide, Inc.
                                717 North Harwood, Suite 1650
                                Dallas, Texas 75201
                                Attn: Chief Financial Officer
                                Facsimile: (214) 210-8702

            If to MCI:          Malibu Centers, Inc.
                                717 North Harwood, Suite 1650
                                Dallas, Texas 75201
                                Attn: Chief Financial Officer
                                Facsimile: (214) 210-8702

            If to MEIH:         MEI Holdings, L.P.
                                Chase Tower
                                2200 Ross Avenue, Suite 4200-W
                                Dallas, Texas 75201
                                Attn: Secretary/Treasurer
                                Facsimile: (214) 220-4948

            If to SZ:           SZ Capital, L.P.
                                Chase Tower
                                2200 Ross Avenue, Suite 4200-W
                                Dallas, Texas 75201
                                Attn: Secretary/Treasurer
                                Facsimile: (214) 220-4948

            If to any of the Company, MCI, MEIH or SZ, a copy also to:

                                Munsch Hardt Kopf & Harr, P.C.
                                4000 Fountain Place
                                1445 Ross Avenue
                                Dallas, Texas 75202
                                Attn:  William T. Cavanaugh, Jr., Esq.
                                Facsimile: (214) 855-7584

            If to Nomura or Trust:

                                Nomura Asset Capital Corporation
                                2 World Financial Center
                                Building B, 21st Floor
                                New York, New York 10281
                                Attn: Timothy Mackey
                                Facsimile: (212) 667-1861

            With a copy to:     Dechert Price & Rhoads
                                4000 Bell Atlantic Tower
                                1717 Arch Street
                                Philadelphia, PA 19103
                                Attn: Peter D. Cripps, Esq. and David W.
                                      Forti, Esq.
                                Facsimile: (215) 994-5106

      Section 11.7. Finder's Fee and Commissions. Each Party represents that it neither is nor will be obligated for any finder's, broker's or investment banker's fee or commission in connection with this transaction. Each Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's, broker's or investment banker's fee or commission (and the costs and expenses of defending against such liability or asserted liability) for which such Lender or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Lender from any liability for any commission or compensation in the nature of a finder's, broker's or investment banker's fee or commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

      Section 11.8. Transaction Costs and Other Expenses. The Company and MCI will be responsible for paying or reimbursing the Lenders for all reasonable Transaction Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other Transaction Document, the prevailing Party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

      Section 11.9. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Lenders and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if set forth in an instrument in writing, signed by the Party to be bound thereby. Any amendment or waiver effected in accordance with this Section will be binding upon each holder of any Lender Stock purchased under this Agreement at the time outstanding (including securities into which such Lender Stock is convertible), each future permitted transferee of all such Lender Stock, the Company and MCI.

      Section 11.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

      Section 11.11. Aggregation of Stock. All shares of Lender Stock held or acquired by entities or Persons that are Affiliates will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

      Section 11.12. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and no Party will be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. This Agreement (including the Transaction Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation the Prior Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of any Transaction Document, the terms and provisions of such Transaction Document will control.

      Section 11.13. Consents and Approvals. Unless otherwise expressly set forth herein, any consent or approval required hereunder must be in writing and may be granted or withheld in the sole and absolute discretion of the Party from whom such consent or approval is requested.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.


                                    COMPANY:

                                    MALIBU ENTERTAINMENT WORLDWIDE, INC.,
                                    a Georgia corporation

                                    By: /s/ RICHARD N. BECKERT
                                       ----------------------------------------
                                    Name:   Richard N. Beckert
                                         --------------------------------------
                                    Title:  Chief Executive Officer
                                          -------------------------------------


                                    MCI:

                                    MALIBU CENTERS, INC.,
                                    a Delaware corporation

                                    By: /s/ R. SCOTT WHEELER
                                       ----------------------------------------
                                    Name:   R. Scott Wheeler
                                         --------------------------------------
                                    Title:  Vice President
                                          -------------------------------------


                                    NOMURA:

                                    NOMURA ASSET CAPITAL CORPORATION,
                                    a Delaware corporation

                                    By: /s/ LANCE W. HABERIN
                                       ----------------------------------------
                                    Name:   Lance W. Haberin
                                         --------------------------------------
                                    Title:  Vice President
                                          -------------------------------------


                                    TRUST:

                                    PARTNERSHIP ACQUISITION TRUST V,
                                    a Delaware business trust

                                    By: /s/ LANCE W. HABERIN
                                       ----------------------------------------
                                    Name:   Lance W. Haberin
                                         --------------------------------------
                                    Title:  Attorney-in-Fact
                                          -------------------------------------

                                    MEIH:

                                    MEI HOLDINGS, L.P.,
                                    a Delaware limited partnership

                                    By: MEI GENPAR, L.P.,
                                        a Delaware limited partnership,
                                        its general partner

                                    By: HH GenPar Partners,
                                        a Texas general partnership,
                                        its general partner

                                    By: Hampstead Associates, Inc.,
                                        a Texas corporation,
                                        a managing general partner


                                        By: /s/ PHILIP S. MIGICOVSKY
                                           ------------------------------------
                                           Name: Philip S. Migicovsky
                                                -------------------------------
                                           Title: Vice President
                                                 ------------------------------


                                    SZ:

                                    SZ CAPITAL, L.P.,
                                    a Delaware limited partnership

                                    By: SZ GENPAR, L.P.,
                                        a Delaware limited partnership,
                                        its general partner

                                    By: HH GenPar Partners,
                                        a Texas general partnership,
                                        its general partner

                                    By: Hampstead Associates, Inc.,
                                        a Texas corporation,
                                        a managing general partner


                                        By: /s/ KURT C. READ
                                           ------------------------------------
                                           Name: Kurt C. Read
                                                -------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                  EXHIBIT "A-1"

        Form of Certificate of Designation for Series AA Preferred Stock

                                 EXHIBIT "A-2"

                 Form of Series AA Registration Rights Agreement

                                  EXHIBIT "B-1"

        Form of Certificate of Designation for Series BB Preferred Stock

                                  EXHIBIT "B-2"

                 Form of Series BB Registration Rights Agreement

                                 EXHIBIT "C-1"

        Form of Certificate of Designation for Series CC Preferred Stock

                                  EXHIBIT "C-2"

                 Form of Series CC Registration Rights Agreement

                                   EXHIBIT "D"

                             Form of Mutual Release

                                   EXHIBIT "E"

                         Form of Stock Purchase Request

                                  [LETTERHEAD]



                                           [DATE]



SZ Capital, L.P.
Chase Tower
2200 Ross Avenue
Suite 4200-W
Dallas, Texas 75201
Attn:  Secretary/Treasurer

      Re: Malibu Entertainment Worldwide, Inc. - Stock Purchase Request

Ladies and Gentlemen:

      This Stock Purchase Request is delivered pursuant to Section 2.2(a) of the Second Amended and Restated Recapitalization Agreement, dated as of July 20, 1999, by and among Malibu Entertainment Worldwide, Inc., Malibu Centers, Inc., MEI Holdings, L.P., SZ Capital, L.P., Nomura Asset Capital Corporation and Partnership Acquisition Trust V (the "RECAPITALIZATION AGREEMENT").

      As reflected in the most recent Working Capital Report (as such term is defined in the Recapitalization Agreement), the Company lacks (or within the next sixty (60) days will lack) the necessary funds to meet its Working Capital Requirements (as such term is defined in the Recapitalization Agreement).

      Therefore, SZ Capital, L.P. is hereby notified of its obligation to purchase $_________ of Series AA Preferred Stock, no par value, of Malibu Entertainment Worldwide, Inc. (____ shares) within the next thirty (30) days.

                                     Very truly yours,

                                  SCHEDULE 5.1

                             Schedule of Exceptions

5.1(i)  Litigation

        ThrillTime Entertainment International, Inc., a British Columbia corporation ("THRILLTIME"), has alleged that the Company is in default of its obligations under that certain Master Purchase and License Agreement dated as of December 12, 1996, as amended (the "MASTER AGREEMENT"), by and between ThrillTime, the Company, and SuperStar Dragsters, Inc. On June 17, 1999, ThrillTime notified the Company of its intention to submit its disputes with the Company to arbitration pursuant to the terms of the Master Agreement. ThrillTime seeks monetary damages and is currently in the process of ascertaining the full extent of its alleged damages that it has suffered due to the Company's alleged breach.


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

                                  SCHEDULE 9.9

                             Affiliate Transactions

A. Investment Agreement, dated June 5, 1996, as amended, by and between Mountasia Entertainment International, Inc. and MEIH, and all related agreements, obligations and transactions, including, and limited to:

      1. Services Agreement, dated as of August 28, 1996, by and between Mountasia Entertainment International, Inc. and The Hampstead Group, L.L.C., as amended;

      2. Warrant for Shares of Common Stock of Mountasia Entertainment International, Inc. dated August 28, 1996 and issued to MEIH, as amended; and

      3. Registration Rights Agreement, dated as of August 28, 1996, by and between the Company and the Purchaser.

B. The purchase of shares of Series AA Preferred Stock by SZ pursuant to the terms of this Agreement.

C. The purchase of shares of Series CC Preferred Stock by MEIH pursuant to the terms of this Agreement.


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